FORM 8-K

                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                   CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report :  September 29, 1998


                                   ASC East, Inc.
               (Exact name of registrant as specified in its charter)

                            -----------------------------

                           Commission File Number 333-9763

                            -----------------------------

                Maine                                  01-0503382
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
   incorporation or organization)

          P.O. Box 450
          Bethel, Maine                                 04217
          (Address of principal executive office)      (Zip Code)


                                   (207) 824-8100
                (Registrant's telephone number, including area code)

                                   NOT APPLICABLE
          (Former name, former address and former fiscal year, if changed since last report.)

          Item 5. Other Events

               On September 25 1998, Grand Summit Resort Properties, Inc. ("GSRP"), an indirect wholly-owned subsidiary of ASC East, Inc., closed its $145,000,000 construction loan facility with TFC Textron Financial. The proceeds of this loan will be used: (a) to fund a portion of the development and construction costs of the Company's Grand Summit Resort Hotel projects at the Company's resorts at The Canyons and Steamboat; and (b) to refinance an existing $33 million facility from TFC Textron to GSRP used to finance construction of Grand Summit Hotels at Killington, Mt. Snow, Sunday River and Attitash/Bear Peak.

               The construction facility bears interest at the rate of prime plus 1.5% per annum (payable monthly in arrears), subject


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          to a 9.25% floor, and matures on September 24, 2002.  The
          principal is payable incrementally as quartershare sales are closed at the rate of 80% of the net proceeds of each closing. The facility is secured by mortgages against the project sites. The facility is subject to customary covenants, representations and warranties for this type of construction facility.

               The closing of the construction facility follows the closing of a mezzanine bridge loan to GSRP's parent corporation, American Skiing Company Resort Properties, Inc. ("ASCRP"), from BankBoston, N.A. and Morgan Stanley Senior Funding, Inc. in the amount of $30 million on September 4, 1998. The bridge loan bears interest at a rate of 14% per annum (payable monthly in arrears) and matures on December 4, 1998. The loan is secured by security interests in and mortgages on substantially all of ASCRP's assets, which security interests and mortgages will not be perfected or recorded until and unless a default occurs under the terms of the loan. The bridge loan is also subject to customary covenants, representations and warranties. ASCRP presently intends to repay the bridge loan with the proceeds of an $85 million subordinated debt financing, which it is currently in the process of privately placing.

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ASC EAST, INC.


          Dated:  September 29, 1998    By:  /s/ Christopher E. Howard

                                        Name:  Christopher E. Howard
                                        Title:  Chief Administrative Officer
                                        and Acting Chief Financial
                                             Officer






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